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                                                                    EXHIBIT 99.1

                                                      For additional information
                                                         contact James J. Byrnes
                                                                    607-273-3210

FOR IMMEDIATE RELEASE

November 13, 1996

        Tompkins County Trustco, Inc. (TCTC - NASDAQ) announced today that its Board of Directors has authorized the repurchase of up to $3 million of Trustco's Common Stock. Trustco presently has outstanding approximately 3.3 million shares of Common Stock. The shares of Common Stock may be repurchased from time to time in open market regular or block transactions.

        As previously announced, the corporation completed the purchase of 244,371 shares of Common Stock of RHP Incorporated. These shares have been retired, resulting in 3,315,191 shares of outstanding Trustco Common Stock.

        Trustco also announced that its Board of Directors approved a fourth quarter dividend of $.30 per share of Common Stock, payable on December 15, 1996 for shareholders of record on December 1, 1996. This dividend represents an 11% increase over the previous quarter, and brings the total dividends paid in 1996 to $1.10. The increased dividends reflect the ongoing profitability of the company.